Mortgage Registration Tax $9,200.00 Stearns County Auditor Deputy Auditor	Office of County Recorder Stearns County, Minnesota Document # 116890 Certified, Filed and/or Recorded on 09-28-2005 at 10:13 am Diane Grundhoefer Stearns County Recorder

The maximum principal Indebtedness secured hereby is $4,000,000.00. This instrument secures multiple advances.

THIRD-PARTY MORTGAGE, SECURITY AGREEMENT,
FIXTURE FINANCING STATEMENT
AND ASSIGNMENT OF LEASES AND RENTS

THIS THIRD-PARTY MORTGAGE (the “Mortgage”) is made September 16, 2005, by and between SYLVAN HOLDINGS, LLC, a Minnesota limited liability company (“Mortgagor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Mortgagee”).

RECITALS

FIRST: Pursuant to a Construction — Term Loan Agreement dated of even date herewith (the “Loan Agreement”), Mortgagee has agreed to grant Stingray Properties, LLC (the “Borrower”) a construction — term loan in the principal amount of $4,000,000.00 (the “Loan”). The Borrower’s obligation to repay the Loan is evidenced by a promissory note in the principal amount of FOUR MILLION AND NO/100s DOLLARS ($4,000,000.00), of even date herewith, with a maturity date of September 1, 2020 (together with any amendment, modification, renewal or replacement, the “Construction Loan Note”).

SECOND: As consideration for the Loan, Mortgagor has agreed to secure the Construction Loan Note by granting Mortgagee a lien on the real and personal property described herein and assigning to Mortgagee the interest of Mortgagor in all rents and leases with respect to that property.

NOW, THEREFORE, in consideration of the above premises, and as security for the Construction Loan Note and the performance of all of the Borrower’s obligations under this Mortgage, and that certain Swap Agreement dated of even date herewith between the Borrower and Mortgagee, Mortgagor hereby mortgages, grants, bargains, sells and conveys to Mortgagee, the real property located in Stearns County, Minnesota and described on attached Exhibit “A” (the “Land”);

SUBJECT TO the encumbrances described on attached Exhibit “B” (“Permitted Encumbrances”);

TOGETHER with (i) all the buildings, structures and other improvements now or hereafter placed on the Land; (ii) all lighting, heating, ventilating, air-conditioning, sprinkling and plumbing fixtures, water and power systems, engines and machinery, boilers, ranges, ovens, dishwashers, carpeting, mirrors and mantels, furnaces, oil burners, elevators and motors, refrigeration plants or units, communication systems, dynamos, transformers, electrical equipment, storm and screen windows, doors, awnings and shades and all other fixtures of every description now or hereafter found or used on or appurtenant to the Land (excluding, however, fixtures owned by tenants occupying space in any building now or hereafter located on the Land); (iii) all reversionary interests, remainder interests, hereditaments, easements, appurtenances, rents, issues, profits, condemnation awards, riparian rights, royalties and mineral, oil, gas and water rights now and hereafter pertaining to the Land; (iv) all building materials, furniture, furnishings, maintenance equipment and all other personal property now or hereafter located on, or used, or intended to be used in connection with the Land or any building now or hereafter located thereon and all replacements and additions thereto (excluding personal property owned by tenants occupying space in any building now or hereafter located on the Land): and (v) all additions, accessions, increases, parts, fittings, accessories, replacements, substitutions, repairs and proceeds to any and all of the foregoing (all of the foregoing, together with the Land, are the “Mortgaged Property”).

PROVIDED, HOWEVER, that if the entire principal, interest, and fees or other amounts due under the Construction Loan Note are paid in accordance with the terms of the Construction Loan Note; (ii) all other sums, with interest at the rate set forth in the Construction Loan Note, as may be advanced by Mortgagee in accordance with this Mortgage or the payment of which may now or hereafter be secured by this Mortgage have been paid in full (the indebtedness evidenced by the Construction Loan Note and all other such sums are, collectively, the “Indebtedness”); and (iii) all covenants in this Mortgage are fully performed, then following full payment and performance, and provided that no voluntary or involuntary bankruptcy petition has been filed with respect to Mortgagor, the estate, lien, and security interest and all other rights granted herein shall become null and void, and Mortgagee, shall execute, acknowledge and deliver to Mortgagor an instrument satisfying or releasing this Mortgage.

MORTGAGOR REPRESENTS, WARRANTS, AND COVENANTS that its is lawfully seized of the Mortgaged Property in fee simple and has the right to convey it; that the Mortgaged Property is free from all liens and encumbrances except the Permitted Encumbrances, and that the Mortgagor shall warrant and defend title to the Mortgaged Property against all claims, whether now or hereafter arising, except Permitted Encumbrances; and that all buildings and improvements now or hereafter located on the Land are, or will be, located entirely within the boundaries of the Land. The representations, warranties and covenants of this paragraph shall survive foreclosure of this Mortgage and shall run with the Land.

Mortgagor further agrees as follows:

1.	PAYMENT OF INDEBTEDNESS AND COMPLIANCE WITH OTHER AGREEMENTS. Mortgagor shall cause the Indebtedness to be paid when due in accordance with its terms and as provided herein. Mortgagor shall also promptly and faithfully observe all of its obligations under any other mortgage encumbering all or part of the Mortgaged Property, and, if applicable, any promissory note, guaranty, or other form of contractual indebtedness secured thereunder, whether junior or senior to the lien of this Mortgage, and any other obligations secured by a lien on the Mortgaged Property, whether arising consensually or by operation of law.

2.	FUNDS FOR TAXES, INSURANCE AND MAINTENANCE. Upon demand

by Mortgagee at any time after an occurrence, which, absent a cure within an applicable grace period, if any, would become an Event of Default, as defined in paragraph 16 below, Mortgagor shall pay to Mortgagee on the day monthly installments of principal and interest under the Construction Loan Note are due and payable, a sum equal to one-twelfth of the annual taxes and assessments levied against the Mortgaged Property, plus one- twelfth of annual premium installments of insurance required under paragraph 6, all as estimated initially and from time to time by Mortgagee, to be applied by Mortgagee to pay the taxes, assessments and insurance premiums. (Any sums paid pursuant to the foregoing sentence are the “Funds.”) No earnings or interest shall be payable to Mortgagor on the Funds. The Funds shall not be, nor be deemed to be, trust funds, and Mortgagee shall have the right to hold the Funds in any manner Mortgagee elects and may commingle the Funds with other moneys held by Mortgagee.

If the amount of the Funds shall exceed at any time the amount deemed necessary by Mortgagee to provide for the payment of taxes, assessments and insurance premiums as they fall due, such excess shall, at the option of Mortgagee, either be promptly repaid to Mortgagor or be credited to Mortgagor in monthly installments of Funds subsequently due and payable. If the amount of the Funds held by Mortgagee for payment of taxes and insurance shall not be sufficient at any time to pay taxes, assessments and insurance premiums as they fall due, Mortgagor shall pay to Mortgagee any amount necessary to make up the deficiency upon notice from Mortgagee to Mortgagor requesting payment, and Mortgagee may apply payments in the order of priority as Mortgagee may determine. Mortgagee shall have no obligation to make up any shortfall of Funds if Mortgagor fails to comply with the requirements of this paragraph. Upon an Event of Default, as defined in paragraph 16 hereof, Mortgagee may apply on the Indebtedness, in the order of application as Mortgagee may determine, any Funds then in Mortgagee’s possession.

Upon payment in full the Indebtedness, Mortgagee shall promptly remit to Mortgagor any Funds held by Mortgagee.

If, under paragraph 16, the Mortgaged Property is sold or the Mortgaged Property is otherwise acquired by Mortgagee, Mortgagee may apply anyfunds then held by it as a credit against any taxes or insurance premiums then due or apply same against the Indebtedness, in the order of priority as Mortgagee may determine.

3.	PAYMENT OF CHARGES AGAINST THE MORTGAGED PROPERTY. Mortgagor shall pay (directly or pursuant to paragraph 2 above), before a penalty attaches for nonpayment, all taxes and assessments and all other charges levied or assessed against the Mortgaged Property, and Mortgagor shall promptly deliver to Mortgagee any official receipts received by Mortgagor. Mortgagor shall promptly furnish to Mortgagee all notices received by Mortgagor of amounts due under this paragraph.

4.	APPLICATION OF PAYMENTS. All payments received by Mortgagee

with respect to the Indebtedness, shall be applied by Mortgagee in the order of priority as Mortgagee may determine.

5.	LIENS. Mortgagor shall keep the Mortgaged Property free from all liens,

whether prior or subordinate to this Mortgage, other than the lien of Permitted Encumbrances; provided, however, that Mortgagor shall not be required to discharge any lien so long as Mortgagor (i) shall agree to the payment of the obligations secured by such lien in a manner acceptable to Mortgagee, or (ii) shall, in good faith, contest such lien by appropriate legal proceedings that shall operate to prevent the enforcement of the lien or forfeiture of the Mortgaged Property, and shall also give such reasonable security to Mortgagee as Mortgagee demands to ensure compliance. Mortgagee may in its sole discretion defend the lien of this Mortgage and all costs and attorney fees incurred by Mortgagee shall be reimbursed by Mortgagor or added to the indebtedness.

6.	INSURANCE.

(a) Hazard Insurance and “Builders Risk”. Mortgagor, at its sole cost and expense, shall keep the Mortgaged Property insured during the entire term of this Mortgage for the mutual benefit of Mortgagor and Mortgagee against loss or damage by fire and against loss or damage or other risks and hazards covered by a standard extended coverage insurance policy and included within the classification “All Risks of Physical Loss” including, but not limited to, riot and civil commotion, vandalism, malicious mischief, burglary and theft and “builders risk.” Such insurance shall be (I) in an amount equal to the greater of the then full replacement cost of the improvements and the fixtures and equipment included in the Mortgaged Property, without deduction for physical depreciation, or the outstanding amount of the indebtedness, and (ii) with extended coverage in amounts sufficient such that the insurer would not deem Mortgagor a co-insurer under said policies. The policies of insurance carried in accordance with this paragraph shall be paid annually in advance and shall contain the “Replacement Cost Endorsement” with a waiver of depreciation.

(b) Other Insurance. Mortgagor, at its sole cost and expense, for the mutual benefit of Mortgagor and Mortgagee, shall also obtain and maintain during the entire term of this Mortgage the following policies of insurance:

i) Flood insurance if any part of the Mortgaged Property now

(or subsequently determined to be) is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) in an amount at least equal to the outstanding principal amount of the Construction Loan Note or the maximum limit of coverage available with respect to the improvements and the fixtures and equipment included in the Mortgaged Property under said Act, whichever is less. Mortgagor shall pay Mortgagee all fees and costs incurred by Mortgagee in determining, from time to time, whether the Mortgaged Property is then located within such area, unless the payment of such fees and costs is prohibited by applicable law;

ii) Comprehensive General Liability insurance, including

broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 for the improvements and the Land with excess umbrella coverage in an amount of at least $2,000,000;

iii) Rental loss insurance in an amount equal to the aggregate annual amount of all rents and additional rents payable by all of the tenants under the leases covering or affecting the Mortgaged Property (whether or not such Leases are terminable in the event of a fire or casualty), such rental loss insurance to cover rental losses for a period of at least 12 months after the date of the fire or casualty in question. The amount of such rental loss insurance shall be increased from time to time during the term of this Mortgage as and when rent increases occur under leases previously in place covering or affecting the Mortgaged Property, and as a result of new leases covering or affecting the Mortgaged Property, and as renewal leases covering or affecting the Mortgaged Property are entered into in accordance with the terms of this Assignment of Rents, to reflect all increased rent and increased additional rent payable by all tenants under such renewal leases and all rent and additional rent payable by all of the tenants under such new leases;

iv) Insurance against loss or damage from (1) leakage of

sprinkler systems, and (2) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the improvements and including broad from boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Land and the improvements;

v) If the Mortgaged Property includes commercial property,

worker’s compensation insurance with respect to any employees of Mortgagor, as required by any governmental authority or legal requirement; and

vi) Such other insurance as may from time to time be

reasonably required by Mortgagee in order to protect its interests.

(c) Policy Provisions. All policies of insurance required pursuant to paragraphs 6(a) and 6(b) shall: (i) contain a standard noncontributory mortgagee clause naming Mortgagee as the person to which all payments made by such insurance company shall be paid, (ii) be maintained throughout the term of this Mortgage without cost to Mortgagee, (iii) be assigned and delivered to Mortgagee, (iv) contain such provisions as Mortgagee deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements providing that neither Mortgagor, Mortgagee nor any other party shall be a co-insurer under said policies and that Mortgagee shall receive at least 30 days prior written notice or, if the risk is reinsured, at lease 90 days prior written notice, of any modification, reduction or cancellation, (v) be for a term of not less than one year, (vi) be issued by an insurer licensed in the state in which the Mortgaged Property is located, (vii) provide that Mortgagee may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, (viii) be satisfactory in form and substance to Mortgagee and shall be approved by Mortgagee as to amounts, form, risk coverage, deductibles, loss payees and insureds, and (ix) provide that all claims shall be allowable on events as they occur. Upon demand, Mortgagor shall reimburse Mortgagee for all of Mortgagee’s (or its servicer’s) reasonable costs and expenses incurred in obtaining any policies or otherwise complying with the terms and provisions of this paragraph. All policies required pursuant to paragraph 5(a) and 5(b) shall be issued by an insurer with a claims paying ability rating of “A” or better by Standard & Poor’s Corporation. Mortgagor shall pay the premiums for such policies as the same become due and payable. Not later than 30 days prior to the expiration date of any policy, Mortgagor shall deliver to Mortgagee satisfactory evidence of renewal. If Mortgagor receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements, Mortgagor shall give prompt notice to Mortgagee.

(d) Assignment of Policies. Upon entry of a judgment of foreclosure,

sale of the Mortgaged Property by non-judicial foreclosure sale, or delivery of a deed in lieu of foreclosure, Mortgagee is hereby authorized (without the further consent of Mortgagor) to assign any policies to the purchaser or transferee thereunder, or to take such other steps as Mortgagee may deem advisable to cause the interest of the transferee or purchaser to be protected by any of the policies without credit or allowance to Mortgagor for prepaid premiums.

(e) Notice of Damage or Destruction; Adjusting Loss. If the

Mortgaged Property or any part thereof shall be damaged or destroyed by fire or other casualty, Mortgagor shall promptly give notice to the insurance carrier and Mortgagee, and will not adjust any damage or loss in an amount greater than 5.0% of the original principal balance of the Construction Loan Note unless Mortgagee shall have joined in such adjustment; but if there has been no adjustment of any damage or loss within four months from the date of an Event of Default or if an Event of Default shall exist at the end of such four-month period or at any time thereafter, Mortgagee may alone make proof of loss, adjust and compromise any claim under the policies and appear in and prosecute any action arising from such policies. Mortgagor hereby irrevocably authorizes and appoint Mortgagee as attorney-in-fact for Mortgagor (which appointment is coupled with an interest) to do any and all of the foregoing in the name and on behalf of Mortgagor.

(f) Application of Insurance Proceeds. All sums paid under any policy required in paragraphs 6(a), 6(b)(i), 6(b)(iii), 6(b)(iv), and 6(b)(vi) shall be paid directly to Mortgagee. Such sums shall be promptly applied by Mortgagee to the Indebtedness unless Mortgagor requests that such sums be used (after first deducting Mortgagee’s expenses incurred in collecting the same, including reasonable attorneys’ fees) for purposes of restoration or repair (the “Restoration”) AND the following conditions are satisfied:

i) No Event of Default or event that, but for the passing of time or the giving of notice, or both, would be an Event of Default, shall have occurred and be continuing at the time of such request.

ii) Prior to commencing the Restoration, other than temporary work to protect property or prevent interference with business, Mortgagee shall have been furnished and shall have approved (which approval shall not be unreasonably withheld): (A) the plans and specifications for the
Restoration; (B) Mortgagor’s choice of an architect or engineer for the purpose of supervising the Restoration; (C) a sworn construction statement duly executed by Mortgagor, showing all costs and expenses of any kind incurred or estimated to be incurred in completing the Restoration; (D) a copy of each contract let by Mortgagor relating to completion of the Restoration; and (E) evidence satisfactory to Mortgagee that all required permits for completion of the Restoration have been obtained.

Hi) Mortgagor shall deposit with the Mortgagee the difference, if any, between the cost of the Restoration and the amount of the insurance proceeds available for such purpose.

iv) The Mortgaged Property can, in Mortgagee’s judgment, with diligent restoration or repair, be returned to an economic unit not less valuable (including an assessment of the impact of the termination of any leases covering or affecting the Mortgaged Property due to the casualty) and not less useful than the Mortgaged Property was prior to the casualty within the earlier to occur of (A) six months after receipt of the insurance proceeds by either Mortgagor or Mortgagee; and (B) the stated maturity date of the Construction Loan Note.

v) Mortgagor shall authorize Mortgagee to disburse such funds and such proceeds in installments as work progresses and to pay fees and charges of any title insurance company engaged as disbursing agent, including but not limited to fees in connection with title searches as to mechanics’ liens arising in connection with the Restoration, fees of any architect or engineer engaged by Mortgagee to review the plans and specifications for the Restoration and to make periodic inspections of the Restoration, and reasonable attorney’s fees incurred by Mortgagee in connection with the Restoration.

vi) Each request for a draw of such funds shall be limited to the total costs of Restoration actually incurred to the date of such draw request, minus 10.0% of such costs for which a draw is requested (or such lesser holdback as Mortgagee may require), and minus prior disbursements made by Mortgagee to Mortgagor in connection with any previous draw made in connection with the Restoration.

vii)	At the time of submission of any draw request, Mortgagor

shall submit to Mortgagee a search prepared by a title insurance company acceptable to Mortgagee, showing that no mechanic’s liens appear of record with respect to the Mortgaged Property that have not been discharged of record.

viii)	To the extent that the cost of completing the Restoration, as estimated at any time and from time to time by Mortgagee in good faith, shall exceed the proceeds and funds then held by Mortgagee for such Restoration, Mortgagor shall promptly deposit with Mortgagee an amount equal to such excess. Mortgagee may disburse such deposited sums prior to further disbursement of any insurance proceeds.

ix) Mortgagor shall have provided to Mortgagee such zoning

letters, surveys and other documentation as Mortgagee shall reasonably require to establish that upon completion of the Restoration the Mortgaged Property shall (A) be in compliance with all applicable zoning laws, regulations and ordinances, including, without limitation, parking requirements; and (B) shall have access to public streets that Mortgagee shall determine either is identical to or better than the access to the Mortgaged Property that existed prior to the event which necessitated the Restoration.

If Mortgagee does not agree to permit Mortgagor to use the insurance proceeds for purposes of Restoration, or Mortgagor otherwise fails to meet the requirements of clauses (i) through (ix) above, then Mortgagee may, in its discretion and notwithstanding the adequacy of its security, either make such proceeds available to Mortgagor for the Restoration upon such conditions and in accordance with such procedures as Mortgagee may in its discretion deem appropriate, or Mortgagee may apply the proceeds toward reduction of the Indebtedness, in the order of priority as Mortgagee may determine. Any application of insurance proceeds to the principal of the indebtedness shall not affect the amount or due dates of installments of principal and interest under the Construction Loan Note.

Reimbursement of Mortgagee’s Expenses. On demand, Mortgagor shall reimburse Mortgagee for all out-of-pocket expenses incurred by Mortgagee in connection with the collection of insurance proceeds, including but not limited to reasonable attorneys’ fees, and all such expenses, together with interest from the date of disbursement at the rate stated in the Construction Loan Note, shall be additional amounts secured by this Mortgage.

7.	PRESERVATION AND MAINTENANCE OF MORTGAGED PROPERTY. Mortgagor shall keep the buildings and other improvements now or hereafter erected on the Land in good repair and condition, ordinary depreciation excepted, and shall provide all utility services necessary for the operation and preservation of the Mortgaged Property. Mortgagor shall commit or permit no waste and shall not alter the design or structural character of any building now or hereafter erected on the Land without the prior written consent of Mortgagee, and in no event shall the Mortgagor do anything that would materially impair or depreciate the value of the Mortgaged Property. Mortgagor shall not abandon the Mortgaged Property. Mortgagor shall comply with all present and future laws applicable to the Mortgaged Property and to occupancy and operations.

8.	INSPECTION. Mortgagee and its agents shall have the right at all reasonable times to enter and inspect the Mortgaged Property, without liability to Mortgagor or any person in possession holding under Mortgagor.

9. PROTECTION OF MORTGAGEE’S SECURITY. If Mortgagor fails to perform any of the covenants and agreements contained in this Mortgage or if any action or proceeding is commenced which does or may adversely affect the Mortgaged Property or the interest of Mortgagor or Mortgagee, or the title of Mortgagor, then Mortgagee, at Mortgagee’s option, may perform such covenants and agreements, defend against and/or investigate such action or proceeding, and take such other action as Mortgagee deems necessary to protect Mortgagee’s interest. Mortgagee shall have sole discretion to determine the legality, validity and priority of any claims, liens, encumbrances, taxes, assessments, charges and premiums and the amount necessary to be paid to satisfy the foregoing.
If, after damage to or destruction of the Mortgaged Property or condemnation of a portion of the Mortgaged Property or a sale under threat thereof, Mortgagee elects to restore the Mortgaged Property, and the insurance, sale or condemnation proceeds, as the case may be, that are paid to Mortgagee are not sufficient to pay for such restoration, Mortgagee may effect the restoration in such manner as it determines, and the cost in excess of insurance proceeds, together with interest on the excess from the date of disbursement at the rate provided in the Construction Loan Note shall be due on demand. Mortgagee is hereby given an irrevocable power of attorney (which power is coupled with an interest for purposes of security) to enter upon Mortgaged Property as Mortgagor’s agent and in Mortgagors name to perform any and all covenants and agreements to be performed by Mortgagor as herein provided. All amounts disbursed or incurred by Mortgagee pursuant to this paragraph shall be payable upon demand, and shall bear interest from the date of disbursement or the date incurred at the rate stated in the Construction Loan Note. Mortgagee shall, at its option, be subrogated to any encumbrance, lien, claim or demand, and to all the rights and securities for the payment thereof, paid or discharged with the principal sum secured hereby or by Mortgagee under the provisions hereof, and any such subrogation rights shall be additional and cumulative security for this Mortgage. Nothing contained in this paragraph shalt require Mortgagee to incur any expense or do any act hereunder, and Mortgagee shall not be liable to Mortgagor for any damages or claims arising out of action taken by Mortgagee pursuant to this paragraph.

10.	CONDEMNATION. Mortgagor hereby irrevocably assigns to Mortgagee any award or payment that becomes payable by reason of any taking of the Mortgaged Property, or any part thereof, either temporarily or permanently, by condemnation or other eminent domain proceedings or by reason of sale under threat thereof, or in anticipation of the exercise of the right of condemnation or other eminent domain proceedings. Mortgagor shall not enter into any agreement permitting the taking of the Mortgaged Property or any part thereof or providing for the conveyance thereof in lieu of condemnation, with anyone authorized to acquire the same in condemnation or by eminent domain, without Mortgagee’s prior written consent. Upon any such taking, any awards shall be adjusted jointly by Mortgagor and Mortgagee; provided, however, any award not adjusted or paid within 30 days after the taking may be adjusted solely by Mortgagee at any time after the 30 day period. Mortgagor shall file or prosecute in good faith and with due diligence what would otherwise be its claim in any such award or payment and cause the same to be collected and paid over to Mortgagee, and Mortgagor irrevocably authorizes and appoints Mortgagee (which power is coupled with an interest and given for security and is irrevocable), in the name of Mortgagor or otherwise, to file and prosecute any such claim and to collect, receipt for and retain the same. Proceeds of the award or payment may, after deducting all reasonable costs and expenses that may have been incurred by Mortgagee in the collection thereof, at the sole discretion of Mortgagee, be released to Mortgagor, applied to restoration of the Mortgaged Property or applied to the payment of the Indebtedness, in the order of priority as the Mortgagee may determine. Any application to the principal of the Indebtedness shall not affect the amount or due dates of installments of principal and interest under the Construction Loan Note.

11.	FORBEARANCE BY MORTGAGEE NOT A WAIVER. Any delay by Mortgagee in exercising any right or remedy hereunder or otherwise afforded by law or equity shall not be a waiver of or preclude the exercise of such right or remedy or of any other right or remedy granted hereunder or at law or equity. The failure of Mortgagee to exercise any option to accelerate maturity of the Indebtedness secured by this Mortgage, forbearance by Mortgagee before or after the exercise of such option, or the withdrawal or abandonment of proceedings provided for by this Mortgage shall not be a waiver of the right to exercise such option or to accelerate the maturity of such Indebtedness by reason of any past, present or future event which would permit acceleration under paragraph 15. Procurement of insurance or payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee’s right to accelerate the maturity of the Indebtedness. Mortgagee’s receipt of any awards, proceeds or damages under paragraphs 5 and 9 shall not cure or waive default by Mortgagor under paragraph 15.

12.	MORTGAGEE’S REMEDIES CUMULATIVE. All remedies of Mortgagee are distinct and cumulative to any other right or remedy under this Mortgage or under law or equity, and may be exercised concurrently or independently, and as often as the need arises.

13.	SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL LIABILITY. This Mortgage shall inure to, the respective heirs, legal representatives, successors and assigns of Mortgagee and Mortgagor. All covenants and agreements of the Mortgagor, if more than one person are the Mortgagor, shall be joint and several.

14.	NOTICE. Any notice given or required under this Mortgage shall be deemed to have been given by the sender and received by the addressee when in writing, mailed by certified mail to the address set forth in paragraph 19, or at such other address as either party may designate from time to time.

15.	GOVERNING LAW; SEVERABILITY. This Mortgage shall be governed by Minnesota law. If any provision of this Mortgage conflicts with applicable law, the provision shall be severed without affecting other provisions of the Mortgage that can be given effect without the conflicting provisions. If any applicable law in effect on the date of the execution of this Mortgage limits the amount of interest or other items that may be lawfully charged against the Mortgagor and is interpreted in a manner such that any payment provided for in the Indebtedness violates the law, such payment is hereby reduced to the extent necessary to eliminate the violation if the Mortgagor is entitled to the benefit of the law.

16.	DEFAULT; ACCELERATION AND FORECLOSURE. Each of the following shall be an event of default under this Mortgage (each an “Event of Default”):

(a) Any amount due under either of the Construction Loan Note is not paid on the date that it is due, and any applicable grace period has lapsed; or

(b) Any other portion of the Indebtedness is not paid on demand, and remains unpaid for 10 calendar days after demand is made; or

(c) Mortgagor fails to pay when due, all taxes and assessments and all other charges levied or assessed against the Mortgaged Property, and such failure continues for 10 calendar days;

(d) Mortgagor fails to perform or observe any other obligations under this Mortgage and such failure continues for 20 calendar days after notice; or

(e) Any representation or warranty made by Mortgagor in this

Mortgage, is untrue or misleading in any material respect; or

(f) Mortgagor sells, transfers, or encumbers, or agrees to sell, transfer,

or encumber, without the consent of Mortgagee, all or any part of the Mortgaged Property or any interest therein, except for a sale and transfer to the Borrower, provided, however, that in such event, the Borrower shall be deemed to have assumed all of Mortgagor’s obligations under this Mortgage (and the Borrower’s primary obligation under the Construction Loan Note shall be deemed continuing); or

(g) An Event of Default occurs under any lease of the Mortgaged

Property; or

(h) An Event of Default occurs under the Loan Agreement.

Upon an Event of Default or at any time afterward until such Event of Default is cured to the satisfaction of Mortgagee, Mortgagee may, at its option, exercise either or both of the following rights and remedies (and any other rights and remedies available to it by agreement, at law or in equity):

(aa) Mortgagee may declare the entire Indebtedness to be immediately due and payable, and the Indebtedness shall immediately become due and payable without presentment, demand, protest, notice of dishonor or any other kind of notice. Receipt of partial payment of the Indebtedness after the entire Indebtedness is declared due and payable shall not operate as a waiver or rescission of the declaration.

(bb) Mortgagor hereby authorizes Mortgagee to foreclose this Mortgage by action or advertisement pursuant to Minnesota law, and grants Mortgagee a power of sale to sell the Mortgaged Property at public auction and to convey the Mortgaged Property to the purchaser, and with the proceeds pay all Indebtedness secured hereby with interest, and all recoverable expenses described in subparagraph (cc) below.

(cc) Mortgagee may add any costs and expenses incurred by it in foreclosing this Mortgage and collecting the Indebtedness, including legal fees and costs to the maximum extent allowed by law, expenses for environmental testing or investigations, and for appraisals, which expenses Mortgagor agrees to pay and which may be added to the Indebtedness and secured by the lien of this Mortgage.

17.	MISCELLANEOUS RIGHTS OF MORTGAGEE. Mortgagee may at any time and without notice, release any person liable for payment of any portion of the Indebtedness, extend the time or agree to alter the terms of payment of any of the Indebtedness, accept additional security of any kind, release any of the Mortgaged Property, consent to the making of any plat or map of the Mortgaged Property or the creation of any easement thereon or any covenants restricting use or occupancy, or alter or amend the terms of this Mortgage in any way. No such release, modification, addition or change shall affect the liability of any person other than the person so released for payment of any portion of the Indebtedness, nor affect the priority and lien status of this Mortgage upon any of the Mortgaged Property not so released. Any personal property remaining on the Mortgaged Property, after the Mortgaged Property has been possessed or occupied by Mortgagee or its agent following foreclosure of this Mortgage or under any deed in lieu of foreclosure shall be conclusively presumed to have been abandoned by Mortgagor or any other former owner; and Mortgagee shall not in any way incur any liability or obligation to Mortgagor or former owner by reason of any action which Mortgagee in its sole discretion chooses to take with respect to said personal property; provided, however, that in no event shall Mortgagee be required to take any affirmative action in preserving, protecting or otherwise overseeing the deployment or storage of said personal property, nor shall Mortgagee incur any liability to Mortgagor or former owner of the personal property because of failure to take any such affirmative action with respect to the personal property.

18.	SECURITY INTEREST. Mortgagor hereby grants Mortgagee a security interest in all personal property and fixtures included in the Mortgaged Property as more specifically described in paragraphs (ii), (iii), (iv) and (v) of the granting clause of this Mortgage. Upon demand, Mortgagor shall execute and deliver to Mortgagee any financing statements that Mortgagee may deem necessary to perfect this security interest.

19. FIXTURE FILING. This Mortgage shall constitute a financing statement filed as a fixture filing with respect to all goods constituting part of the Mortgaged Property as more specifically described in paragraphs (ii), (iii), (iv) and (v) of the granting clause of this Mortgage which now or will in the future become fixtures related to the Land. For fixture filing purposes, the following information is set forth:

(a) Name and Address of Debtor I Mortgagor:

Sylvan Holdings, LLC 6975 Saukview Drive St. Cloud, MN 56303

(b) Name and Address of Secured Party I Mortgagee:

Wells Fargo Bank, National Association

400 — 1st Street South St. Cloud, MN 56301
Attn: Todd Mather

(c) This document covers goods that are now or will be in the future become fixtures.

(d) Debtor / Mortgagor is the record owner of the Land.

20.	ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES; INSPECTION AND TESTING. Mortgagor represents and warrants that, to the best of its knowledge, except as disclosed in writing to the Mortgagee or unless Mortgagor has obtained requisite local, state, and/or federal permits and approvals, (i) the Mortgaged Property and its current use and operation are in compliance with all applicable environmental laws; and (ii) there exist on the Mortgaged Property, no electrical transformers or other equipment containing PCBs, no hazardous or toxic wastes, chemicals or other substances, the generation or existence of which requires investigation or remediation under any law (“Hazardous Substances”). To the best of Mortgagor’s knowledge after due inquiry and investigation, no part of the Mortgaged Property was ever used as a dumpsite or sanitary landfill. Mortgagor represents that it has received no summons, citation, directives, letters or other communication, written or oral, from any government agency concerning Hazardous Substances on the Mortgaged Property.

Mortgagee may at any time hire the services of an environmental consulting and/or testing company to inspect the Mortgaged Property with the costs thereof to be charged to the Mortgagor. Mortgagor shall not rely on such inspection nor shall Mortgagor be relieved thereby of conducting its own environmental audit or taking such other steps as are necessary to comply with environmental laws and regulations.

21.	ENVIRONMENTAL INDEMNIFICATION AND HOLD HARMLESS. Mortgagor agrees to defend, indemnify and hold harmless the Mortgagee, its directors, officers, employees, agents, contractors, and licensees from and against any and all claims, damages, expenses and liabilities of any kind, including without limitation, attorneys’ fees whether or not suit is commenced, claims arising out of loss of life or injuries to persons, property or business or damage to natural resources in connection with the activities of Mortgagor, Mortgagor’s predecessors in interest, third parties who have trespassed on the Mortgaged Property, or parties in contractual privity with Mortgagor, that arises out of the actual or imminent discharge, release, storage, generation, disposal or escape of Hazardous Substances on the Mortgaged Property, and shall assume the burden and expense of defending same.

22.	ASSIGNMENT OF RENTS AND LEASES; RECEIVERSHIP. Mortgagor hereby grants, sells, assigns and transfers to Mortgagee (i) the immediate and continuing right to receive and collect all rents, income, issues and profits due now or in the future under any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or any part of the Mortgaged Property entered into by Mortgagor now or in the future, and (ii) all such leases and agreements, together with all guarantees therefor and any renewals or extension thereof, for the purpose of securing payment of the Indebtedness.

Mortgagor hereby grants Mortgagee an irrevocable power of attorney (which power is coupled with an interest for purposes of security) to rent, lease, sublease, let or sublet all or any portion of the Mortgaged Property at such rent and upon such terms as the Mortgagee in its discretion may deem appropriate, and collect such rents, income, issues and profits as if Mortgagee had taken possession of the Mortgaged Property.

Mortgagor shall accept prepayment of no more than one periodic installment of rent in advance with respect to any portion of the Mortgaged Property, and that it shall not waive, release, reduce, discount or discharge or compromise any such rent. Mortgagor waives any right of setoff that Mortgagor has against any person in possession of any portion of the Mortgaged Property, together with Mortgagor’s right to assign any portion of the rents or profits.

Mortgagee shall not be deemed “a mortgagee in possession” of the Mortgaged Property absent its taking actual possession of it. Mortgagor hereby releases Mortgagee from any liability for its exercise of the powers conferred in this paragraph.

This is a present assignment of rents and leases, provided, however, Mortgagee shall not exercise any of the rights and powers conferred in this paragraph unless and until an Event of Default has occurred, and nothing shall be deemed to impair any rights that Mortgagee may have under any instrument evidencing any of the Indebtedness, this Mortgage or any other document or agreement relating thereto.

Following an Event of Default, Mortgagee may in its discretion and without notice to Mortgagor and without regard to the adequacy of any security for the Indebtedness, either in person or by agent, with or without any action or proceeding or receiver appointed by a court pursuant to Minnesota Statutes Section 559.17, subd. 2, take possession of the Mortgaged Property and hold, manage, lease, sublease and operate same.

Following an Event of Default, Mortgagee may also collect and receive all rents, income and profits from the Mortgaged Property that Mortgagor would otherwise be entitled to receive and adjust and comprise same to the extent it is past due as Mortgagee in its discretion deems appropriate, regardless of whether Mortgagee has taken possession of the Mortgaged Property.

Mortgagee shall not be obligated to perform or discharge any obligation, duty or liability under any leases, subleases or rental agreements relating to the Mortgaged Property, and Mortgagor hereby agrees to indemnify and hold the Mortgagee harmless with respect thereto, from all claims, loss, damage or liability that it might incur under any such lease sublease or agreement or by reason of the assignment of the rents thereof and from and against any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in such leases, provided that Mortgagor shall not indemnify and hold Mortgagee harmless from acts or omissions of Mortgagee after Mortgagee takes possession of the Mortgaged Property. If Mortgagee incurs any liability by reason of this assignment of leases and rents, or in the defense of any claim or demand, Mortgagor agrees to immediately reimburse Mortgagee for the amount thereof, including costs, expenses and reasonable attorneys’ fees.

Mortgagee, or its agent or receiver, shall have the full power to use and apply the rents, issues, income and profits of the Mortgaged Property to which Mortgagor would otherwise be entitled as follows and in the order listed below:

(a) To reasonable receiver’s fees;

(b) To the application of tenant security deposits as required by

Minnesota Statutes Section 504.20;

(c) To the payment, when due, of prior or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for the payment of the taxes or special assessments;

(d) To the payment, when due, of premiums for insurance of the type required by this Mortgage, or the periodic escrow for the payment of the premiums; and

(e) To all expenses for normal maintenance of the Mortgaged Property;

provided, however, that nothing shall prohibit the right to reinstate pursuant to Minnesota Statutes, Section 580.30, or the right to redeem granted pursuant to Minnesota Statutes Sections 580.23 and 581.10.

Any cash remaining after paying the expenses stated above shall be applied to the payment of the Indebtedness and shall be credited to the amount required to be paid to effect a reinstatement or redemption of this

Mortgage, with any remaining amounts to be paid to the purchaser of the Mortgaged Property at the foreclosure sale.

Mortgagor authorizes and instructs each lessee, sublessee, tenant or subtenant of any part of the Mortgaged Property to pay all unpaid rent to Mortgagee upon demand and without investigating the reason for any action taken by Mortgagee, or the validity or the amount of the Indebtedness, or the application to be made by Mortgagee of any amounts so paid. The sole signature of any officer or attorney of Mortgagee shall be sufficient for the exercise of any rights hereunder and the sole receipt of Mortgagee for any sums received from such tenants, subtenants or other occupants, and shall be a full discharge and release therefor. Checks for all or any part of the rentals collected hereunder shall be drawn to the exclusive order of Mortgagee.

23.	HOMESTEAD RIGHTS OF MORTGAGOR. Mortgagor waives all rights to the claim of a homestead exemption in the Mortgaged Property as may otherwise be provided under Minnesota law.

IN WITNESS WHEREOF, Mortgagor has duly executed this Mortgage as of the day and year first-above written:

SYLVAN HOLDINGS, LLC,
a Minnesota limited liability company

By: /s/ Jeffrey Gerdes
Its: Chief Manager

STATE OF MINNESOTA COUNTY OF STEARNS	) ) ss )

The foregoing instrument was acknowledged before me this 20th day of September, 20105 by Jeff Gerdes, the Chief Manager of Sylvan Holdings, LLC a Minnesota limited liability company, on behalf of the company.

in his capacity as the Authorized Signatory of G&E Healthcare REIT II Sartell MOB, LLC, a Delaware limited liability company.

/s/ Gail L. Berg
Notary Public